News Release

Contacts:

Alex Ko EVP & Chief Financial Officer 213-427-6560 alex.ko@bankofhope.com	Angie Yang SVP, Director of Investor Relations & Corporate Communications 213-251-2219 angie.yang@bankofhope.com

HOPE BANCORP ANNOUNCES STRATEGIC INITIATIVES RELATED TO BRANCH NETWORK AND SBA PROGRAM

LOS ANGELES - December 27, 2018 - Hope Bancorp, Inc. (the “Company”) (NASDAQ: HOPE), the holding company of Bank of Hope (the “Bank”), today announced two strategic initiatives related to its branch network and SBA program.

First, the Company announced a branch rationalization plan designed to enhance its operational efficiencies in 2019 and beyond. The plan, which is subject to regulatory non-objection and expected to be implemented by the second quarter of 2019, will impact up to six branches across the country. The Company anticipates incurring a one-time pre-tax charge of approximately $1.7 million in the fourth quarter of 2018 related to the branch rationalization plan. Projected savings are expected to be approximately $1.9 million pre-tax on an annual basis, the initial benefits of which will be recognized beginning in the 2019 second quarter.

Second, the Company announced plans to temporarily discontinue its practice of regularly selling the guaranteed portion of its SBA 7(a) loans to the secondary market. Earlier in the 2018 fourth quarter, the Company sold $10.2 million of its SBA loans held for sale and recognized net gains on sale of SBA loans of $447,000. Given the continuing reduction in the premiums available in the secondary market, the Company plans to retain its production of SBA 7(a) loans in its portfolio going forward until such time when premiums become more attractive. The Company expects that retaining the SBA loans in its portfolio, which tend to have higher interest rates and are all variable rate, will have a positive effect on its overall loan yields, net interest margin, and growth in interest income.

“Our branch rationalization plan follows a comprehensive review of our market presence, branch profitability and opportunities for more efficient customer engagement channels,” said Kevin S. Kim, President and Chief Executive Officer. “We continually analyze the economics of retaining or selling our SBA 7(a) loan production, and while the change in our strategy will impact our near-term gain-on-sale revenue generation, at this point we believe retaining the loans will ultimately lead to better profitability longer term. Notwithstanding this change in strategy, we always retain the opportunity to sell the remaining SBA guaranteed portions at a later date when premiums recover to more attractive levels.

“These initiatives are elements of a more comprehensive earnings quality improvement plan and exemplify our Board and management’s ongoing focus on better positioning the Company for profitable growth and creating greater shareholder value. We look forward to keeping our stakeholders apprised of additional initiatives in the near term as plans are more fully developed,” said Kim.

About Hope Bancorp, Inc.

Hope Bancorp, Inc. is the holding company of Bank of Hope, the first and only super regional Korean-American bank in the United States with $15.2 billion in total assets as of September 30, 2018. Headquartered in Los Angeles and serving a multi-ethnic population of customers across the nation, Bank of Hope operates 63 full-service branches in California, Washington, Texas, Illinois, New York, New Jersey, Virginia, Georgia and Alabama. The Bank also operates SBA loan production offices in Seattle, Denver, Dallas, Atlanta, Portland, Oregon, New York City, Northern California and Houston; commercial loan production offices in Northern California and Seattle; residential mortgage loan production offices in Southern California; and a representative office in Seoul, Korea. Bank of Hope specializes in core business banking products for small and medium-sized businesses, with an emphasis in commercial real estate and commercial lending, SBA lending and international trade financing. Bank of Hope is a California-chartered bank, and its deposits are insured by the FDIC to the extent provided by law. Bank of Hope is an Equal Opportunity Lender. For additional information, please go to bankofhope.com. By including the foregoing website address link, the Company does not intend to and shall not be deemed to incorporate by reference any material contained or accessible therein.

Forward-Looking Statements

Some statements in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to, among other things, expectations regarding the business environment in which we operate, projections of future performance, perceived opportunities in the market and statements regarding our business strategies, objectives and vision. Forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “will,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates” or similar expressions. With respect to any such forward-looking statements, the Company claims the protection provided for in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties. The Company’s actual results, performance or achievements may differ significantly from the results, performance or achievements expressed or implied in any forward-looking statements. The risks and uncertainties include, but are not limited to: possible deterioration in economic conditions in our areas of operation; interest rate risk associated with volatile interest rates and related asset-liability matching risk; liquidity risks; risk of significant non-earning assets, and net credit losses that could occur, particularly in times of weak economic conditions or times of rising interest rates; and regulatory risks associated with current and future regulations. For additional information concerning these and other risk factors, see the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements except as required by law.

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